UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 30, 2020

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Kendrick Street, Building C East

Needham, Massachusetts 02494

(Address of principal executive office) (Zip Code)

(617) 928-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CHMA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2020, Mark J. Fitzpatrick, the President and principal financial officer of Chiasma, Inc. (the “Company”), and the Company entered into a Release of Claims (the “Release Agreement”), which amends his Amended and Restated Executive Employment Letter with the Company dated May 31, 2019, as amended (the “Employment Agreement”). If Mr. Fitzpatrick does not revoke the Release Agreement by October 9, 2020, it will become effective on October 10, 2020. Pursuant to the terms of the Release Agreement, Mr. Fitzpatrick will continue to serve in his current positions at the Company until the earlier of (i) the Company’s appointment of a new chief financial officer or (ii) June 30, 2021 (as applicable, the “Separation Date”).

Under the terms of the Release Agreement, while Mr. Fitzpatrick remains an employee of the Company, he will continue to be eligible for the compensation arrangements set forth in the Employment Agreement; provided, however, that (i) he will be paid an annual performance bonus for 2020 in an amount not to exceed his target bonus for 2020 and prorated as applicable to the extent that his the Separation Date occurs prior to December 31, 2020, (ii) if the Separation Date occurs after December 31, 2020, he will be also paid his target bonus for 2021 prorated from the beginning of 2021 to the Separation Date and (iii) he will not be eligible for a salary increase or any new stock option or other equity grant in 2021. In addition, if Mr. Fitzpatrick complies with the terms of the Release Agreement and is not earlier terminated by the Company for “cause” or due to death or “disability” and does not resign without “good reason” (as such terms are defined in the Employment Agreement), upon the Separation Date and subject to his reaffirmation of a general release of claims, Mr. Fitzpatrick will be entitled to receive a one-time lump sum payment equal to twelve months of his base salary and continuation of group health plan benefits until the earlier of 12 months following the Separation Date or the date he becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA, with the cost of the premium for such benefits shared by Mr. Fitzpatrick and the Company in the same proportion as in effect on the Separation Date.

In order for Mr. Fitzpatrick to assist in the transition of his duties to a successor, the Release Agreement also provides that, if the Separation Date occurs prior to June 30, 2021, he will provide certain consulting services to the Company until June 30, 2021. As full compensation for such consulting services, Mr. Fitzpatrick’s outstanding unvested equity awards will continue to vest, according to their terms, for so long as he provides the consulting services to the Company; provided, however, that in the event of the consummation of a Change in Control (as defined in the Employment Agreement) during the term of the consulting arrangement, Mr. Fitzpatrick will only be eligible for acceleration of vesting of stock options that were scheduled to vest on or prior to June 30, 2021. Lastly, if the Separation Date occurs after December 31, 2020 and the Company does not terminate the consulting arrangement with Mr. Fitzpatrick for “cause” (as defined in the Employment Agreement), following the end of the consulting arrangement on June 30, 2021, Mr. Fitzpatrick will have six months to exercise his vested stock options.

The foregoing description of terms of the Release Agreement is a summary and is qualified in its entirety by reference to the Release Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on 8-K, the Employment Agreement, a copy of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 5, 2019 and the Amendment to the Amended and Restated Employment Agreement, dated February 14, 2020, between the Company and Mr. Fitzpatrick, a copy of which is filed as Exhibit 10.2 to Current Report on 8-K filed on February 21, 2020, all of which are incorporated herein by reference. A copy of the press release issued by the Company announcing the foregoing activities is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Release of Claims, dated September 30, 2020, between the Company and Mark J. Fitzpatrick.

99.1	Press Release issued by the Company dated October 1, 2020, furnished hereto.

104	Cover Page Interactive Data File.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2020	Chiasma, Inc.

	By:	/s/ Raj Kannan
Raj Kannan
Chief Executive Officer